Exhibit 10.19

NATIONAL FINANCIAL PARTNERS CORP.

2009 STOCK INCENTIVE PLAN

FORM OF RESTRICTED STOCK UNIT NOTICE OF AWARD

FOR EMPLOYEES

This Restricted Stock Unit Notice of Award (“Notice”) is to certify that the participant named below (the “Participant”) has been granted the number of Restricted Stock Units (“RSUs”) set forth below under the terms and conditions set forth in this Notice. The award described below (the “Award”) is subject to, and this Notice incorporates by reference, the attached additional terms and conditions (the “Additional Terms and Conditions”). Please refer to the Additional Terms and Conditions and the National Financial Partners Corp. 2009 Stock Incentive Plan (the “Plan”) for an explanation of the terms and conditions of the Award and a full description of your rights and obligations.

Award Number:	«Grant»

Name of Participant:	«First» «Last»

Number of Restricted Stock Units:	«RSUs_»

Grant Date:	«Date»

Vesting Schedule:	See Section 2 in Exhibit A attached - Additional Terms and Conditions

Payment of Taxes:	See Section 9 in Exhibit A.

Additional Terms:	See Exhibit A.

A copy of the Plan and related Prospectus and additional information regarding the Award, as well as any other awards you may have previously received from National Financial Partners Corp. (“NFP”), can be viewed on Merrill Lynch’s web site at www.benefits.ml.com.

Important Notice:

[In order to receive the underlying shares of NFP common stock when your RSUs vest, you must open an eligible brokerage account with Merrill Lynch (or such other administrator as may be designated by NFP) on or before the Vesting Date (as defined in Section 2 of the Additional Terms and Conditions attached as Exhibit A hereto). 401(k) accounts, IRA accounts, joint accounts and accounts opened at branch offices of Merrill Lynch cannot be used for this purpose. We have determined that you do not have an eligible account. You can open an account by completing an application online at www.benefits.ml.com.

To login you will need the Personal Identification Number (“PIN”) mailed to you by Merrill Lynch. If you cannot locate your PIN or if you encounter any problems with the account creation process, contact Merrill Lynch Customer Service at 877-767-2404.

Please note that your RSUs may be forfeited and cancelled by NFP if you do not open an eligible brokerage account on or before the Vesting Date.]

[Information regarding your NFP equity awards is available online at www.benefits.ml.com. To login you will need the Personal Identification Number (“PIN”) mailed to you by Merrill Lynch. If you cannot locate your PIN or if you encounter any problems with the account creation process, contact Merrill Lynch Customer Service at 877-767-2404.]

EXHIBIT A

ADDITIONAL TERMS AND CONDITIONS

OF RESTRICTED STOCK UNIT GRANT

These Additional Terms and Conditions shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined herein shall have the definitions set forth in the Plan.

1.	Grant of Award. Pursuant to Section 7(b) of the Plan, the Company grants to the Participant, as of the Grant Date specified in the Notice and subject to the terms and conditions of the Notice and the Plan, and further subject to the terms and conditions set forth herein, the number of RSUs as shown on the Notice. Record of the Participant’s grant shall be kept on the books of the Company until the Restricted Period (as defined in Section 2 below) shall have lapsed or the Award shall have been forfeited.

2.	Vesting. Except as otherwise provided herein and subject to the Participant’s continuous Employment/Service with the Company or a Related Entity, the RSUs granted to the Participant shall vest and become payable ratably on each of the first three yearly anniversaries of the Grant Date (each such anniversary, a “Vesting Date”). The period from the Grant Date to the date the applicable RSU becomes vested and payable shall be referred to herein as the “Restricted Period.”

3.	Form of Payment. Unless otherwise determined by the Committee at the time of payment, and except as provided in Section 8 below, each RSU granted hereunder shall represent the right to receive one share of Common Stock, which shall be delivered upon the vesting of such RSU.

4.	Dividend Equivalents. The RSUs granted hereunder shall earn dividend equivalents that shall be credited and paid out as follows:

(a)	As of each date on which cash dividends or distributions are paid with respect to Common Stock (a “Dividend Date”), an amount in cash equal to such cash dividend or distribution shall be credited to the Participant’s account; provided that the record date with respect to such dividend or distribution occurs during the Restricted Period.

(b)

As of each Vesting Date, dividend equivalents credited pursuant to paragraph (a) above during (x) the period from the Grant Date to the initial Vesting Date and (y) each successive one-year period, if any, following the initial Vesting Date (each, an “Applicable Period”) shall, subject to Section 4(c) below, be paid in cash, unless the Committee (or its designee) determines that such dividend equivalents shall be converted into additional RSUs. If converted into additional RSUs, the number of additional RSUs to be credited to the Participant shall be calculated by aggregating the number of RSUs earned on each Dividend Date during the Applicable Period. The number of RSUs earned on each such Dividend Date shall be equal to the quotient (rounded to the nearest whole number) obtained by dividing (i) the amount of cash credited to such Participant’s account as of the record date for such dividend or distribution by (ii) the Fair Market Value of a share of Common Stock as of such Dividend Date.

(c)	Any additional RSUs (or cash, as the case may be) credited pursuant to this Section 4 shall be subject to the same terms and conditions (including vesting, forfeiture and payment) as are applicable to the RSUs on which they are earned, and any such RSU (or cash) which becomes vested as of each vesting date shall be paid within the 90-day period following such vesting date.

5.	Restrictions on Transfer. RSUs may not be transferred or otherwise disposed of by the Participant, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, except as permitted by the Committee, or by will or the laws of descent and distribution. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the RSUs by any holder thereof in violation of the provisions of these Additional Terms and Conditions shall be valid, and the Company will not transfer any of such RSUs on its books, nor will any dividends be paid thereon, unless and until there has been full compliance with such provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce such provisions.

6.	Approvals. No shares of Common Stock shall be issued hereunder unless and until all legal requirements applicable to the issuance of such shares have been complied with to the satisfaction of the Committee. The issuance of such shares to the Participant is conditioned upon Participant’s acceptance of such restrictions on the subsequent disposition of such shares as the Committee shall deem necessary or advisable as a result of any applicable law or regulation.

7.	[[PROVISION FOR EMPLOYEES OTHER THAN CEO] Termination of Employment/Service. Except as otherwise specified in a written agreement between the Participant and the Company that is then in effect, and subject to Section 8 below, in the event that the Participant’s Employment/Service with the Company and its Related Entities terminates other than because of the Participant’s death or Disability, those RSUs that have not become vested and payable as of the effective date of such termination shall immediately be forfeited and cancelled. In the event of the Participant’s death or Disability, all RSUs that have not become vested and payable as of the effective date of such death or Disability shall immediately vest and be paid or settled within 60 days following such termination.]

[[PROVISION FOR CEO] Termination of Employment/Service. Notwithstanding anything to the contrary set forth in the Employment Agreement between the Participant and the Company dated as of April 5, 1999 and amended and restated on February 15, 2005, as most recently modified by the Letter Agreement dated as of December 10, 2009 and as may be amended or modified from time to time hereafter (the “Employment Agreement”), subject to Section 8 below, in the event that the Participant’s Employment/Service with the Company and its Related Entities terminates other than because of the Participant’s death or Disability (as defined in the Employment Agreement), those RSUs that have not become vested and payable as of the effective date of such termination shall immediately be forfeited and cancelled. In the event of the Participant’s death or Disability, all RSUs that have not become vested and payable as of the date of such death or the Disability Effective Date (as defined in the Employment Agreement) shall, subject to Section 10 below, immediately vest and be paid or settled within 60 days following the Date of Termination (as defined in the Employment Agreement). By countersigning these Terms and Conditions below, the Participant acknowledges and agrees that she is waiving pursuant to Section 16 of the Employment Agreement the applicability of the provisions of Section 5 of the Employment Agreement solely with respect to the grant of RSUs described herein and in the accompanying Notice, and that the treatment of these RSUs upon any termination of the Participant’s employment will be governed solely by the terms set forth herein.]

8.	Change in Control. In the event of a Change in Control ([[PROVISION FOR EMPLOYEES OTHER THAN CEO] as defined in paragraph 8(c) below, except if otherwise defined in a written agreement between the Participant and the Company that is then in effect][[PROVISION FOR CEO] as defined in the Employment Agreement]), the following provisions shall apply to the RSUs that have not become vested and payable as of the effective date of such Change in Control:

(a)	Except as otherwise specified in a written agreement between the Participant and the Company that is then in effect, in the event that the RSUs are not expressly assumed by a successor to the Company’s business pursuant to the transaction(s) constituting a Change in Control, all of the RSUs that have not become vested and payable as of the effective date of such Change in Control shall immediately vest and be paid in cash within ten (10) business days following such Change in Control. The amount to be so paid to the Participant shall be calculated by multiplying (i) the number of RSUs then becoming vested and payable by (ii) the per share Fair Market Value of the Common Stock as of the date of the Change in Control.

(b)

[[PROVISION FOR EMPLOYEES OTHER THAN CEO] Except as otherwise specified in a written agreement between the Participant and the Company that is then in effect, in the event that the RSUs are expressly assumed by a successor to the Company’s business pursuant to the transaction(s) constituting a Change in Control, the RSUs shall remain subject to their original terms and conditions, except as adjusted by the Committee to provide for such assumption; provided, however, that in the event the Participant’s Employment/Service with the Company and its Related Entities is terminated either (i) in contemplation of the Change in Control within six months prior to the Change in Control or (ii) as a result of the Change in Control within eighteen months after the Change in Control, in each case, either (x) by the Company or Related Entity if such termination occurs within the six-month period prior to a Change in Control or by such successor entity or one of its affiliates if the termination occurs within the 18-month period following the Change in Control, other than for Cause, or (y) by the Participant for Good Reason (as defined in paragraph 8(c) below), those RSUs that have not become vested and payable as of the effective date of such termination shall become immediately vested and payable as of the later to occur of the effective date of the Change in Control or the effective date of such termination.]

[[PROVISION FOR CEO] In the event that the RSUs are expressly assumed by a successor to the Company’s business pursuant to the transaction(s) constituting a Change in Control, the RSUs shall remain subject to their original terms and conditions, except as adjusted by the Committee to provide for such assumption; provided, however, that in the event the Participant’s Employment/Service with the Company and its Related Entities is terminated either (i) in contemplation of the Change in Control within six months prior to the Change in Control or (ii) as a result of the Change in Control within eighteen months after the Change in Control, in each case, either (x) by the Company or Related Entity if such termination occurs within the six-month period prior to a Change in Control or by such successor entity or one of its affiliates if the termination occurs within the 18-month period following the Change in Control, other than for Cause (as defined in the Employment Agreement), or (y) by the Participant for Good Reason (as defined in the Employment Agreement), those RSUs that have not become vested and payable as of the Date of Termination (as defined in the Employment Agreement) shall, subject to Section 10 below, become immediately vested and payable as of the later to occur of the effective date of the Change in Control or the Date of Termination (as defined in the Employment Agreement). By countersigning these Terms and Conditions below, the Participant acknowledges and agrees that she is waiving pursuant to Section 16 of the Employment Agreement the provisions of Section 5 of the Employment Agreement solely with respect to the grant of RSUs described herein and in the accompanying Notice, and that the treatment of these RSUs upon a Change in Control will be governed by the terms set forth herein.]

(c)	Definitions: For purposes of these Additional Terms and Conditions:

A “Change in Control” shall mean:

(1) any “person”, as such term is used in Sections 3(a)(9) and 13(d) of the Exchange Act, other than the Company or any employee benefit plan sponsored by the Company, becomes a “beneficial owner”, as such term is used in Rule 13d-3 promulgated under the Exchange Act, of 30% or more of the outstanding shares of common stock of the Company;

(2) the dissolution or sale of all or substantially all of the assets of the Company;

(3) consummation of a merger or consolidation after which, (A) the shareholders of the Company immediately prior to the combination do not hold, directly or indirectly, Voting Securities (as defined below) or other ownership interests of the entity or entities, if any, that succeed to the business of the Company having more than 50% of the Voting Power (as defined below) of the combined company in substantially the same proportions as they beneficially owned the Voting Securities of the Company (there being excluded from the

Voting Securities held by such shareholders, but not from the Voting Securities of the combined company, any shares received by affiliates of such other company in exchange for securities of such other company) or (B) individuals who were Incumbent Members (as defined below) of the Board immediately before such combination do not hold a majority of the seats on the board of directors of the combined company; or

(4) at any time after June 3, 2009, individuals who, as of June 3, 2009, constitute the Board (the “Incumbent Members”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to June 3, 2009 whose election, or nomination for election by the stockholders of the Company, was approved by a vote of at least a majority of the then Incumbent Members shall be considered as though such individual were an Incumbent Member, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board.

For purposes hereof (A) “Voting Securities” shall mean any securities of a corporation entitled, or which may be entitled, to vote on matters submitted to the stockholders generally (whether or not entitled to vote in the general election of directors), or securities which are convertible into, or exercisable or exchangeable for, such Voting Securities, whether or not subject to the passage of time or any contingency and (B) “Voting Power” shall mean the number of votes available to be cast (determined by reference to the maximum number of votes entitled to be cast by the holders of such Voting Securities, or by the holders of any other Voting Securities into which such other Voting Securities may be convertible, exercisable or exchangeable for, upon any matter submitted to stockholders where the holders of all Voting Securities vote together as a single class) by the holders of Voting Securities.

[[PROVISION FOR EMPLOYEES OTHER THAN CEO] “Good Reason” shall mean any of the following without the consent of the Participant: (i) a material diminution in Participant’s position, duties or responsibilities from those held, exercised and/or assigned to Participant immediately prior to a Change in Control, (ii) a substantial reduction, in the aggregate, of current base salary, bonus opportunity, incentive compensation and benefits provided to the Participant other than an across-the-board reduction which applies to other similarly situated Participants or (iii) any requirement that the Participant’s services be rendered primarily at a location or locations more than 50 miles from the Participant’s principal place of Employment/Service as of the date of a Change in Control.]

9.

Taxes. The Participant (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Award. At the time the Participant recognizes taxable income from the payment in respect of the RSUs, the Participant shall pay to the Company an amount equal to the federal, state and/or local taxes the Company determines it is required to withhold under applicable tax laws with respect to the payment in respect of the RSUs (e.g. in the case of a Participant who is an employee). To satisfy the foregoing requirement, the Company may withhold a portion of the RSUs, or a portion of the shares of Common Stock to be received hereunder, having a value equal to or less than the minimum amount required to be withheld, or, at the Company’s discretion, the Participant may satisfy the foregoing requirement by one or a combination of the following methods: (a) making a payment to the Company in cash or cash equivalents or (b) by authorizing the Company to withhold cash otherwise due to the Participant. In the event the Company determines it is not required to withhold under applicable tax laws with respect to the payment in respect of the RSUs (e.g. in the case of a Participant who is an independent contractor), the Participant shall be responsible for the remittance of any federal, state and/or local taxes to the proper authorities, and the Company shall issue a Form 1099 to report such taxable income. The Company cannot provide tax advice and the Participant is encouraged to consult an independent tax professional.

10.	Section 409A Compliance. The intent of the parties is that payments and benefits under these Additional Terms and Conditions comply with (or be exempt from) Section 409A of the Code and, accordingly, to the maximum extent permitted, these Additional Terms and Conditions shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated Employment/Service with the Company and its Related Entities for purposes of these Additional Terms and Conditions and no payment shall be due to the Participant under these Additional Terms and Conditions until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Any payments described in these Additional Terms and Conditions or the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in these Additional Terms and Conditions or the Plan, to the extent that any RSUs are payable upon a separation from service and such payment would result in the imposition of any individual excise tax and late interest charges imposed under Section 409A of the Code, the settlement and payment of such awards shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier).

11.	Compliance with Law and Regulations. These Additional Terms and Conditions, the Award granted hereby and any obligation of the Company hereunder shall be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

12.	Incorporation of Plan. These Additional Terms and Conditions are governed by the provisions of the Plan (which is incorporated herein by reference) and shall be interpreted in a manner consistent with it. To the extent that these Additional Terms and Conditions are silent with respect to, or in any way inconsistent with, the terms of the Plan, the provisions of the Plan shall govern and these Additional Terms and Conditions shall be deemed to be modified accordingly.

13.	Notices. Any notices required or permitted hereunder shall be addressed to Office of the General Counsel, National Financial Partners Corp., 340 Madison Avenue, 20th Floor, New York, New York 10173, or to the Participant at the postal address then on record with the Company or by electronic communication, as the case may be, and deposited, postage prepaid, in the United States mail or delivered by electronic communication. Either party may, by notice to the other given in the manner aforesaid, change his/her or its address for future notices.

14.	Binding Agreement; Successors. These Additional Terms and Conditions shall bind and inure to the benefit of the Company, its successors and assigns, and the Participant and the Participant’s personal representatives and beneficiaries.

15.	Governing Law. These Additional Terms and Conditions shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any principles thereof relating to the conflict of laws. The Committee shall have final authority to interpret and construe the Plan and these Additional Terms and Conditions and to make any and all determinations under them, and its decision shall be binding and conclusive upon all Persons.

16.	Amendment. These Additional Terms and Conditions may be amended or modified by the Company at any time in accordance with the Plan; provided, that notice is provided to the Participant in accordance with Section 13 hereof; and provided, further, that no amendment or modification that is adverse to the rights of the Participant as provided by the Notice and these Additional Terms and Conditions shall be effective unless set forth in a writing signed by the Participant and the Company.

17.	Headings. The captions used in these Additional Terms and Conditions are inserted for convenience and shall not be deemed a part of the Additional Terms and Conditions for construction or interpretation.

18.	Dispute Resolution. The provisions of this Section 18 shall be the exclusive means of resolving disputes arising out of or relating to the Notice, the Plan and these Additional Terms and Conditions. Any dispute or controversy between the parties relating to or arising out the Notice, the Plan or these Additional Terms and Conditions shall be determined by arbitration in New York, New York by and pursuant to the rules then prevailing of the American Arbitration Association. The arbitration award shall be final and binding upon the parties and judgment may be entered thereon by any court of competent jurisdiction. The service of any notice, process, motion or other document in connection with any arbitration under the Notice, the Plan or these Additional Terms and Conditions or the enforcement of any arbitration award hereunder may be effectuated either by personal service upon a party or by certified mail duly addressed to him or to his executors, administrators, personal representatives, next of kin, successors or assigns, at the last known address or addresses of such party or Parties. If any one or more provisions of this Section 18 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

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